Exhibit 99.1

Recent Developments

The Company has engaged in preliminary discussions with seven potential tenants and twelve potential joint venture partners, and more advanced negotiations are ongoing with a smaller number of potential counterparties. Although no assurances can be made, the Company expects to continue to actively negotiate towards one or more transactions with a tenant and/or a joint venture partner. Negotiations and terms are subject to confidentiality obligations and the Company will release additional details when it is in a position to do so. These transactions may result in the issuance of capital stock of the Company in material amounts, which would be dilutive to stockholders and could have an adverse impact on our stock price. The Company continues to explore certain potential transactions and strategic alternatives, including, without limitation, transactions that could take the form of equity, preferred equity or debt financings, refinancings, recapitalizations, additional capital markets transactions, development joint ventures, and regular-way leasing transactions.

We are in advanced discussions with a potential candidate for our Chief Executive Officer, although no assurances can be made as to whether or when we will finalize the appointment of a new Chief Executive Officer.

Litigation involving the Company against our former Chief Executive Officer, Toby Neugebauer, and certain related persons has caused and is expected to continue to cause us to incur substantial costs, divert the attention of the Board of Directors and management, take up management’s resources, cause uncertainty about the strategic direction of our business and adversely affect our business, operating results and financial condition.

On May 13, 2026, our Company filed a petition seeking declaratory relief in the Business Court of the State of Texas, First Division, captioned Fermi Inc. v. Toby Neugebauer, No. 26-BC01B-0039 (“0039 Action”). The petition names Mr. Neugebauer, certain of his related entities, and five individuals who agreed to be nominated to the Board of Directors by Mr. Neugebauer as defendants. The Company had sought a declaration confirming the validity of an amendment to the Company’s bylaws that requires an affirmative vote of holders of 70% of the Company’s outstanding voting stock for shareholders to amend certain Bylaw provisions, including amendments to change the staggered structure of the Board of Directors (“Bylaw Amendment”). On June 30, 2026, the Company filed a Notice of Nonsuit without Prejudice voluntarily dismissing its claims in the 0039 Action.

On May 1, 2026, Mr. Neugebauer filed a lawsuit against the Company and certain members of our Board of Directors—Marius Haas, Lee McIntire, and Cordel Robbin-Coker—in the Business Court of the State of Texas, First Division, captioned Neugebauer v. Fermi Inc., et al., No. 26-BC01B-0034 (“0034 Action”), arising from the termination of Mr. Neugebauer’s employment for cause on April 30, 2026 under his employment agreement with the Company (the “Employment Agreement”), and his resulting removal from our Board of Directors under the terms of that agreement. On July 2, 2026, Mr. Neugebauer and Vicksburg Investments Management LLC filed an amended petition adding Governor Rick Perry as a defendant and seeking a temporary injunction and declaratory relief concerning the validity of the Bylaw Amendment and the validity of an alleged special shareholder meeting purportedly called by Mr. Neugebauer as President.

We intend to vigorously defend against this litigation, but the outcome of the litigation remains uncertain. An adverse ruling could render ineffective certain governance measures adopted by the Board, including our staggered Board structure, could facilitate efforts to change the composition of our Board and management, and could result in continued uncertainty regarding control of the Company and further litigation. Such developments could also cause us to incur substantial costs, divert the attention of the Board of Directors and management, take up management’s attention and resources, cause uncertainty about the strategic direction of our business and adversely affect our business, operating results and financial condition.

Our former President and Chief Executive Officer, Toby Neugebauer, and certain of his family members and related persons have previously engaged in an activist campaign against the Company, which, if resumed, would cause us to incur substantial costs, divert the attention of the Board of Directors and management, take up management’s resources, cause uncertainty about the strategic direction of our business and adversely affect our business, operating results and financial condition, and other future proxy contests could do so as well.

A proxy contest or other activist campaign and related actions, such as the recently suspended proxy contest by our former President and Chief Executive Officer, Toby Neugebauer, and certain of his family members and related persons could have a material and adverse effect on us for the following reasons:

●	Mr. Neugebauer previously sought and could seek again to install new directors on our Board of Directors, which could result in a change in the control of our Board of Directors and could result in significant changes in the Company’s management and strategic direction. Mr. Neugebauer has previously indicated that he would commence an immediate effort to sell the Company at a price that our current Board believes would grossly undervalue the Company should he or his affiliates take control of the Company.

●	Mr. Neugebauer has filed, and may in the future file, additional legal proceedings against the Company and/or its current and former officers and directors relating to his termination, his removal from the Board of Directors, and/or his proxy contest. Defending against such proceedings could require the Company to incur significant legal and other costs, consume substantial management and Board attention and resources, and result in potential indemnification obligations to current and former officers and directors, any of which would have an adverse effect on our business.

●	While the Company welcomes the opinions of all shareholders, responding to proxy contests and related actions by activist investors such as Mr. Neugebauer has been, and may in the future be, costly and time-consuming, disrupting to our operations, and distracting to our Board of Directors and senior management and employees, which may divert their attention away from their regular duties and the pursuit of business opportunities. In addition, there is ongoing litigation in connection with Mr. Neugebauer’s suspended campaign, which may serve as a further distraction to our Board of Directors, senior management and employees and could require the Company to incur significant additional costs.

●	Perceived uncertainties as to our future direction as a result of potential changes in the composition of our Board of Directors and management team should the Neugebauer group resume their proxy contest may lead to concern among potential tenants, existing and future financing counterparties and investors, vendors, contractors, employees, and other important stakeholders regarding the stability of our business, which may be exploited by our competitors, may inhibit potential customers and financing counterparties from transacting with us, may result in the loss of potential business opportunities, and may make it more difficult to attract and retain qualified personnel and business partners. These uncertainties may also negatively impact our ability to enter into definitive lease agreements with tenants.

●	Proxy contests and related actions by activist investors such as the Neugebauer group could cause significant fluctuations in our stock price based on temporary or speculative market perceptions or other factors that do not necessarily reflect the underlying fundamentals and prospects of our business.

Capitalization

The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2026:

on an actual basis; and

on an as adjusted basis to give effect to the sale and issuance of the notes in this offering (assuming the initial purchasers’ option to purchase additional notes is not exercised).

You should read this table together with “Use of Proceeds” in this offering memorandum and our consolidated financial statements and the related notes, as well as the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in our most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, which are incorporated by reference into this offering memorandum.

	As of March 31, 2026
	Actual	As adjusted (4)
	(in US$ thousands, except share data)
Cash and cash equivalents(1)	$207,501	557,501
Restricted cash(1)	35,792	35,792
Indebtedness
MUFG Equipment Financing(2)	396,567	396,567
Keystone Equipment Financing(2)	39,540	39,540
Beal Equipment Financing(2)	3,020	3,020
Yorkville Facility	—	—
Notes offered hereby(3)	—	350,000
Total Indebtedness	439,127	789,127
Shareholders’ equity
Common stock, $0.001 par value; 2,400,000,000 shares authorized, 629,839,790 issued and outstanding at March 31, 2026	628	628
Additional paid-in capital	1,393,541	1,393,541
Accumulated deficit	(321,892)	(321,892)
Total shareholders’ equity	1,072,277	1,072,277
Total capitalization	1,511,404	1,861,404

(1)	As of June 30, 2026, we had $92.0 million in cash and cash equivalents, $29.2 million of which is restricted cash.

(2)	Reflects principal amount outstanding, without deduction of debt discounts or fees to be paid to the lenders. At June 30, 2026, we had $444.9 million in borrowings outstanding under the MUFG Equipment Financing, $77.3 million in borrowings outstanding under the Keystone Equipment Financing, and $14.7 million in borrowings outstanding under the Beal Equipment Financing. Each of the MUFG Equipment Financing, Keystone Equipment Financing and Beal Equipment Financing are obligations of various Company subsidiaries to which the notes will be structurally subordinated. Loans under the MUFG Equipment Financing bear interest, at the Company’s election, at Term SOFR for the applicable interest period plus 4.0% per annum, or Daily Simple SOFR plus 4.0% per annum. Loans under the Beal Equipment Financing bear interest at 12.00% per annum, payable quarterly in arrears, increasing to 14.00% per annum during the continuance of an event of default. Loans under the Keystone Equipment Financing currently bear interest at 12.90% per annum. The Yorkville Facility bears interest at 0% per annum.

(3)	Reflects aggregate principal amount outstanding of the notes offered hereby, not including the exercise of the initial purchasers’ option to purchase additional notes, without deduction of any initial purchasers’ discount, issue discount or issuance costs.

(4)	We expect the entry into the capped call transactions will result in a decrease in cash and cash equivalents along with a corresponding decrease in additional paid-in capital and total shareholders’ equity and total capitalization. The amounts shown in the table above do not reflect these impacts.

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